ALLBIRDS REPORTS FOURTH QUARTER AND FULL YEAR 2023 FINANCIAL RESULTS; ACHIEVES Q4 FINANCIAL GUIDANCE TARGETS

Allbirds COO Joe Vernachio Appointed CEO as Company Accelerates Strategic Transformation Plan

Company Provides 2024 Outlook

SAN FRANCISCO, Calif., March 12, 2024 (GlobeNewswire) – Allbirds, Inc. (NASDAQ: BIRD), a global lifestyle brand that innovates with naturally derived materials to make better footwear and apparel products in a better way, today reported financial results for the fourth quarter ended December 31, 2023.

Separately, the Company also announced today that COO Joe Vernachio has been appointed as CEO, effective March 15, 2024. He will oversee all operations and continue advancing Allbirds’ strategic transformation plan. Co-Founder & CEO Joey Zwillinger will remain on the Board of Directors and serve as a special advisor to Allbirds.

Fourth Quarter and Full Year 2023 Overview

•Fourth quarter net revenue decreased 14.5% to $72.0 million versus a year ago; full year net revenue decreased 14.7% to $254.1 million versus a year ago.
•Fourth quarter net loss of $56.8 million, or $0.37 per basic and diluted share; full year net loss of $152.5 million, or $1.01 per basic and diluted share.
•Fourth quarter Adjusted EBITDA1 loss of $19.5 million; full year adjusted EBITDA1 loss of $78.4 million.
•Inventory at year end of $57.8 million, representing a decrease of 51% versus a year ago.
•Significantly reduced fourth quarter and full year operating cash use; fourth quarter operating cash use of $4.7 million compared to $8.4 million a year ago and full year operating cash use of $30.2 million compared to $90.6 million in 2022.
•At December 31, 2023, the Company had $180.0 million of liquidity, including $130.0 million of cash and cash equivalents and $50.0 million of availability under its revolving credit facility.
•Finalized agreement with Australasia distributor in Q4 and subsequently finalized agreement with Japan distributor.

“The Company made meaningful progress in 2023 both operationally and financially, ending the year in a much stronger position,” said Joey Zwillinger, Chief Executive Officer. “With the transformative actions we completed over the past year, coupled with world-class leadership, I am confident in the team, and in particular, Joe Vernachio’s stewardship of the brand for this next chapter for Allbirds. We entered 2024 with a strong cash position, healthy inventory composition and volume, and a strengthened foundation. Looking ahead, Joe’s focus on growth and rebuilding consumer momentum through compelling products and storytelling is what the company needs now, and sets Allbirds up to achieve durable, profitable growth and create value for our shareholders.”

Fourth Quarter Operating Results
In the fourth quarter of 2023, net revenue decreased 14.5% to $72.0 million compared to the fourth quarter of 2022. The year-over-year decrease is primarily attributable to a lower average selling price, driven by increased promotional activity, partially offset by an increase in third-party net revenue.

Gross profit totaled $27.4 million compared to $36.3 million in the fourth quarter of 2022, and gross margin declined to 38.0% compared to 43.1% in the fourth quarter of 2022. The decline in gross profit and gross margin is primarily due to the decrease in average selling price.

Selling, general, and administrative expense (SG&A) was $41.5 million, or 57.7% of net revenue, compared to $41.6 million, or 49.5% of net revenue in the fourth quarter of 2022. The decrease is primarily attributable to a decrease in stock-based compensation, partially offset by an increase to depreciation and amortization expense.

Marketing expense totaled $14.9 million, or 20.6% of net revenue, compared to $16.8 million, or 20.0% of net revenue in the fourth quarter of 2022, reflecting a reduction in marketing spend compared to the same period in 2022, driven by decreased digital advertising spend.

Impairment expense totaled $27.4 million, or 38.1% of net revenue, compared to $3.3 million, or 3.9% of net revenue in the fourth quarter of 2022, resulting from the non-cash impairment of property and equipment and operating lease right-of-use assets associated with certain of our retail stores.

Restructuring expense totaled $1.2 million, or 1.7% of net revenue compared to nearly zero in the fourth quarter of 2022, primarily as a result of employee-related benefits and professional service fees associated with execution of the strategic transformation plan announced in March 2023.

In the fourth quarter of 2023, net loss was $56.8 million compared to $24.9 million in the fourth quarter of 2022, and net loss margin was 78.9% compared to 29.5% in the fourth quarter of 2022.

In the fourth quarter of 2023, Adjusted EBITDA1 was a loss of $19.5 million, compared to a loss of $12.5 million in the fourth quarter of 2022, and adjusted EBITDA margin1 declined to (27.1)% compared to (14.9)% in the fourth quarter of 2022.

Full Year Operating Results
Full-year 2023 net revenue decreased 14.7% to $254.1 million compared to $297.8 million in 2022. The year-over-year decrease is primarily attributable to a lower average selling price, driven by increased promotional activity, partially offset by an increase in third-party net revenue.

Gross profit in 2023 totaled $104.2 million compared to $129.6 million in 2022, while gross margin declined to 41.0% in 2023 versus 43.5% in 2022. The decrease in gross profit and gross margin is primarily due to the decrease in average selling price.

SG&A in 2023 was $174.0 million, or 68.5% of net revenue, compared to $166.7 million, or 56.0% of net revenue, in 2022, with the increase primarily attributable to an increase in operational expenses due to a full year of operations for stores opened during 2022, including depreciation expense, rent, and utility expense.

Marketing expense in 2023 totaled $49.0 million compared to $59.1 million in 2022 and improved as a percentage of net revenue to 19.3% from 19.9% for the same period last year due to decreased digital advertising spend.

Impairment expense totaled $27.4 million, or 10.8% of net revenue, compared to $3.3 million, or 1.1% of net revenue in the fourth quarter of 2022, resulting from the non-cash impairment of property and equipment and operating lease right-of-use assets associated with certain of our retail stores.

Restructuring expense in 2023 totaled $6.8 million, or 2.7% of net revenue, compared to $0.8 million, or 0.3% of net revenue, in the same period in 2022, primarily as a result of higher professional fees and employee-related expenses associated with the execution of the strategic transformation plan announced in March 2023.
Net loss in 2023 was $152.5 million compared to $101.4 million in 2022, and net loss margin was 60.0% compared to 34.0% in 2022.
Adjusted EBITDA loss1 in 2023 was $78.4 million compared to a loss of $60.4 million in 2022, and adjusted EBITDA margin1 declined to (30.9)% compared to (20.3)% for 2022.
1 For a reconciliation of each non-GAAP financial measure to its most directly comparable GAAP financial measure, please refer to the reconciliation tables in the section titled “Non-GAAP Financial Measures below.

Strategic Transformation Plan

In 2023, Allbirds delivered strong execution under its strategic transformation plan designed to reignite growth in the coming years, as well as improve capital efficiency, and drive improved profitability. The Company’s newly appointed CEO Joe Vernachio will be leading the remaining work under the transformation plan, which focuses on four key areas:

•Reignite product and brand: Executing a highly focused brand strategy to drive resonance with the consumer through fresh, innovative products, as well as more impactful storytelling and marketing.
•Optimize United States (U.S.) distribution and retail store profitability: Driving traffic and conversion to our U.S. fleet, selectively closing Allbirds stores and expanding our third-party wholesale channel. In 2024, the Company expects to close 10-15 U.S. retail store locations.
•Evaluate transition of international go-to-market strategy: Transitioning to a distributor model in certain international markets to grow those regions in a cost- and capital-efficient manner. In the third quarter of 2023, Allbirds transitioned two regions, Canada and South Korea, and we have subsequently finalized agreements for an additional two regions, Australasia and Japan.
•Improve cost savings and capital efficiency: Tracking to the cost of goods savings and SG&A savings we outlined for 2025, and optimizing cash.

Balance Sheet Highlights

Allbirds ended the year with $130.0 million of cash and cash equivalents, reflecting a significant improvement in operating cash use versus a year ago. Operating cash use improved significantly in the fourth quarter and full year 2023 to $4.7 million and $30.2 million, respectively, compared to $8.4 million and $90.6 million, respectively, in 2022. Inventories totaled $57.8 million, a decrease of 50.5% compared to $116.8 million at the end of 2022. The decrease from the end of 2022 is primarily attributable to fewer units of on hand inventory.

2024 Financial Guidance Targets

Allbirds is providing the following financial guidance targets for 2024. The Company’s outlook for the full year reflects approximately $32-37 million of negative impact to revenue associated with the transition from a direct selling model to a distributor model in international markets, as well as the anticipated closure of 10-15 Allbirds stores in 2024. In order to help investors best understand the financial impact of the Company’s transition to a distributor model in international markets, Allbirds is providing net revenue guidance for its U.S. and international geographical markets in 2024.

Full Year 2024 Outlook

•Net revenue of $190 million to $210 million
◦U.S. net revenue of $150 million to $165 million, including a $7 million to $9 million impact resulting from anticipated store closures
◦International net revenue of $40 million to $45 million, including $25 million to $28 million of impact resulting from anticipated transitions to a distributor model in certain international markets
•Gross margin of 42% to 45%
•Adjusted EBITDA loss of $78 million to $63 million

First Quarter 2024 Outlook

•Net revenue of $37 million to $42 million
◦U.S. net revenue of $28 million to $31 million
◦International net revenue of $9 million to $11 million

•Adjusted EBITDA2 loss of $27 million to $23 million.

The Company will provide additional commentary on 2023 business trends during its earnings call.

Conference Call Information

Allbirds will host a conference call to discuss the results, followed by Q&A, at 5:00 p.m. Eastern Time today, March 12, 2024. A live webcast and replay of the conference call will be available on the investor relations section of the Allbirds website at https://www.ir.allbirds.com. Information on the Company’s website is not, and will not be deemed to be, a part of this press release or incorporated into any other filings the Company may make with the Securities and Exchange Commission. A replay of the webcast will also be archived on the Allbirds website for 12 months.
About Allbirds, Inc.

Dreamed up in New Zealand, Allbirds launched in San Francisco in 2016 with the ethos of using natural materials to create the world’s most comfortable shoes. With carbon reduction as its north star, Allbirds is paving the way for a more sustainable approach to business through product innovation, industry collaboration (like open sourcing its carbon footprint calculator) and being the first footwear brand to carbon label all of its products. www.allbirds.com.
Forward-Looking Statements

This press release and related conference call contain “forward-looking” statements, as the term is defined under federal securities laws, that are based on management’s beliefs and assumptions and on information currently available to management. All statements other than statements of historical facts, including statements regarding our strategic transformation plan and related efforts, future financial performance, including our financial outlook on financial results and guidance targets, planned transition to a distributor model in certain international markets, anticipated distributor model arrangements, focus on improving efficiencies and driving profitability, restructuring charges, estimated and/or targeted cost savings, medium-term financial targets, market position, future results of operations, financial condition, business strategy and plans, reducing the carbon footprint of our products, materials innovation and new product launches, and objectives of management for future operations are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “designed,” “objective,” “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or the negative of these words or other similar terms or expressions. Forward-looking statements are subject to numerous assumptions, risks and uncertainties which could cause actual results or facts to differ materially from those statements expressed or implied in the forward-looking statements, including, but not limited to: unfavorable economic conditions; our ability to execute our strategic transformation plans, simplification initiatives or our long-term growth strategy; fluctuations in our operating results; our ability to achieve the financial outlook and guidance targets for the first quarter of 2024; our ability to complete transitions to a distributor model in certain international markets; our ability to achieve our cost savings targets by 2025; deteriorating economic conditions, including economic recession, inflation, tax rates, foreign currency exchange rates, or the availability of capital; impairment of long-lived assets; the strength of our brand; our net losses since inception; the competitive marketplace; our reliance on technical and materials innovation; our use of sustainable high-quality materials and environmentally friendly manufacturing processes and supply chain practices; our ability to attract new customers and increase sales to existing customers; the impact of climate change and government and investor focus on sustainability issues; our ability to anticipate product trends and consumer preferences, including with respect to the product
2 A reconciliation of these non-GAAP financial measures to corresponding GAAP financial measures is not available on a forward-looking basis without unreasonable effort as we are currently unable to predict with a reasonable degree of certainty certain expense items that are excluded in calculating adjusted EBITDA, although it is important to note that these factors could be material to our results computed in accordance with GAAP. We have provided a reconciliation of GAAP to non-GAAP financial measures in the section titled “Reconciliation of GAAP to Non-GAAP Financial Measures” for our fourth quarter 2023 and 2022 results included in this press release.

launches we have planned for the first half of 2024; breaches of security or privacy of business information; and our ability to forecast consumer demand. Moreover, we operate in a very competitive and rapidly changing environment in which new risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause our actual results or performance to differ materially from those contained in any forward-looking statements we may make.

Further a further discussion of these and other factors that could cause our financial results, performance, and achievements to differ materially from any results, performance, or achievements anticipated, expressed, or implied by these forward-looking statements is included in the filings we make with the SEC, including our Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, and future reports we may file with the SEC from time to time. The forward-looking statements contained in this press release and related conference call relate only to events as of the date stated or, if no date is stated, as of the date of this press release and related conference call. We undertake no obligation to update any forward-looking statements made in this press release to reflect events or circumstances after the date of this press release or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions or expectations disclosed in or expressed by, and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments.

Use of Non-GAAP Financial Measures

This press release and accompanying financial tables include references to adjusted EBITDA and adjusted EBITDA margin, which are non-GAAP financial measures. We believe that providing these non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, and not in isolation or as substitutes for analysis of our results of operations under GAAP, are useful to investors as they are widely used measures of performance, and the adjustments we make to these non-GAAP financial measures may provide investors further insight into our profitability and additional perspectives in comparing our performance to other companies and in comparing our performance over time on a consistent basis. These non-GAAP financial measures should not be considered as alternatives to net loss or net loss margin as calculated and presented in accordance with GAAP.

Adjusted EBITDA is defined as net loss before stock-based compensation expense, including common stock warrant expense, depreciation and amortization expense, impairment expense, restructuring expense (consisting of professional fees, severance payments, and other related charges from our August 2022 and March 2023 initiatives), non-cash gains or losses on the sales of businesses relating to our March 2023 initiatives, other income or expense (consisting of non-cash changes in the fair value of our equity investments, non-cash gains or losses on foreign currency, and non-cash gains or losses on sales of property and equipment), interest income or expense, and income tax provision or benefit.

Adjusted EBITDA margin is defined as adjusted EBITDA divided by net revenue.

Other companies, including companies in our industry, may calculate these adjusted financial measures differently, which reduces their usefulness as comparative measures. Because of these limitations, we consider, and investors should consider, these adjusted financial measures together with other operating and financial performance measures presented in accordance with GAAP.
Investor Relations:

ir@allbirds.com
Media Contact:

press@allbirds.com

Allbirds, Inc.
Consolidated Statements of Operations and Comprehensive Loss
(in thousands, except share, per share amounts, and percentages)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Net revenue	$71,990	$84,178	$254,065	$297,766
Cost of revenue	44,615	47,874	149,833	168,138
Gross profit	27,375	36,304	104,232	129,628
Operating expense:
Selling, general, and administrative expense	41,528	41,631	174,044	166,736
Marketing expense	14,850	16,815	49,042	59,109
Impairment expense	27,392	3,286	27,392	3,286
Restructuring expense	1,243	35	6,757	782
Total operating expense	85,013	61,767	257,235	229,913
Loss from operations	(57,638)	(25,463)	(153,003)	(100,285)
Loss from sales of businesses	(415)	—	(2,761)	—
Interest income	1,115	126	4,076	19
Other (expense) income	(138)	(254)	(436)	139
Loss before provision for income taxes	(57,076)	(25,591)	(152,124)	(100,127)
Income tax benefit (provision)	297	725	(334)	(1,227)
Net loss	$(56,779)	$(24,866)	$(152,458)	$(101,354)

Net loss per share data:
Net loss per share attributable to common stockholders, basic and diluted	$(0.37)	$(0.17)	$(1.01)	$(0.68)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	153,674,506	149,573,335	151,672,437	148,754,428

Other comprehensive loss:
Foreign currency translation gain (loss)	1,714	3,486	276	(4,277)
Total comprehensive loss	$(55,065)	$(21,380)	$(152,182)	$(105,631)

Allbirds, Inc.

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Statements of Operations Data, as a Percentage of Net Revenue:
Net revenue	100.0%	100.0%	100.0%	100.0%
Cost of revenue	62.0%	56.9%	59.0%	56.5%
Gross profit	38.0%	43.1%	41.0%	43.5%
Operating expense:
Selling, general, and administrative expense	57.7%	49.5%	68.5%	56.0%
Marketing expense	20.6%	20.0%	19.3%	19.9%
Impairment expense	38.1%	3.9%	10.8%	1.1%
Restructuring expense	1.7%	—%	2.7%	0.3%
Total operating expense	118.1%	73.4%	101.2%	77.2%
Loss from operations	(80.1)%	(30.2)%	(60.2)%	(33.7)%
Loss from sales of businesses	(0.6)%	—%	(1.1)%	—%
Interest income	1.5%	0.1%	1.6%	0.0%
Other (expense) income	(0.2)%	(0.3)%	(0.2)%	0.0%
Loss before provision for income taxes	(79.3)%	(30.4)%	(59.9)%	(33.6)%
Income tax benefit (provision)	0.4%	0.9%	(0.1)%	(0.4)%
Net loss	(78.9)%	(29.5)%	(60.0)%	(34.0)%

Other comprehensive loss:
Foreign currency translation gain (loss)	2.4%	4.1%	0.1%	(1.4)%
Total comprehensive loss	(76.5)%	(25.4)%	(59.9)%	(35.5)%

Allbirds, Inc.
Consolidated Balance Sheets
(in thousands, except share amounts)
(unaudited)

	December 31, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$130,032	$167,136
Accounts receivable	8,188	9,206
Inventory	57,763	116,796
Prepaid expenses and other current assets	16,423	15,796
Total current assets	212,406	308,934

Property and equipment—net	26,085	54,340
Operating lease right-of-use assets	67,085	91,232
Other assets	7,129	7,858
Total assets	$312,705	$462,364

Liabilities and stockholders’ equity

Current liabilities:
Accounts payable	5,851	12,245
Accrued expenses and other current liabilities	22,987	23,448
Current lease liabilities	15,218	10,263
Deferred revenue	4,551	4,057
Total current liabilities	48,607	50,012

Noncurrent liabilities:
Noncurrent lease liabilities	78,731	95,583
Other long-term liabilities	38	—
Total noncurrent liabilities	78,769	95,583
Total liabilities	$127,376	$145,595

Commitments and contingencies (Note 12)

Stockholders’ equity:
Class A Common stock, $0.0001 par value; 2,000,000,000 shares authorized as of December 31, 2023 and 2022; 102,579,222 and 96,768,745 shares issued and outstanding as of December 31, 2023 and 2022, respectively	10	10
Class B Common stock, $0.0001 par value; 200,000,000 shares authorized as of December 31, 2023 and 2022; 52,547,761 and 53,137,729 shares issued and outstanding as of December 31, 2023 and 2022, respectively	5	5
Additional paid-in capital	579,848	559,106
Accumulated other comprehensive loss	(3,335)	(3,611)
Accumulated deficit	(391,199)	(238,741)
Total stockholders’ equity	185,329	316,769

Total liabilities and stockholders’ equity	$312,705	$462,364

Allbirds, Inc.
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Year Ended December 31,
	2023	2022
Cash flows from operating activities:
Net loss	$(152,458)	$(101,354)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	21,005	14,679
Amortization of debt issuance costs	49	49
Stock-based compensation	19,346	19,873
Inventory write-down	8,253	14,437
Deferred taxes	(474)	(898)
Impairment expense	27,374	3,279
Realized loss on equity investment	84	—
Loss from sales of businesses	2,772	—
Changes in assets and liabilities:
Accounts receivable	1,000	1,605
Inventory	47,529	(24,742)
Prepaid expenses and other current assets	(1,158)	18,100
Operating lease right-of-use assets and current and noncurrent lease liabilities	2,555	12,265
Accounts payable and accrued expenses	(6,706)	(37,593)
Other long-term liabilities	38	(10,157)
Deferred revenue	569	(126)
Net cash used in operating activities	(30,222)	(90,583)

Cash flows from investing activities:
Purchase of property and equipment	(10,870)	(31,363)
Proceeds from sale of equity investment	166	—
Proceeds from sales of businesses	2,182	—
Changes in security deposits	810	(929)
Net cash used in investing activities	(7,712)	(32,292)

Cash flows from financing activities:
Payments of deferred offering costs	—	(744)
Repayment of non-recourse promissory note	—	539
Proceeds from issuance of common stock under the employee stock purchase plan	327	1,201
Proceeds from the exercise of stock options	894	2,751
Taxes withheld and paid on employee stock awards	(581)	(166)
Net cash provided by financing activities	640	3,581

Effect of foreign exchange rate changes on cash, cash equivalents, and restricted cash	200	(1,515)
Net decrease in cash, cash equivalents, and restricted cash	(37,094)	(120,809)
Cash, cash equivalents, and restricted cash—beginning of period	167,767	288,576
Cash, cash equivalents, and restricted cash—end of period	$130,673	$167,767

Supplemental disclosures of cash flow information:
Cash paid for interest	$111	$88
Cash paid for taxes	$1,785	$1,424
Noncash investing and financing activities:
Purchase of property and equipment included in accounts payable	$—	$601
Non-cash exercise of common stock warrants	$—	$35
Stock-based compensation included in capitalized internal-use software	$866	$1,199
Reconciliation of cash, cash equivalents, and restricted cash:
Cash and cash equivalents	$130,032	$167,136
Restricted cash included in prepaid expenses and other current assets	641	632
Total cash, cash equivalents, and restricted cash	$130,673	$167,767

Allbirds, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(in thousands, except share, per share amounts, and percentages)
(unaudited)
The following tables present a reconciliation of adjusted EBITDA to its most comparable GAAP measure, net loss, and presentation of net loss margin and adjusted EBITDA margin for the periods indicated: :

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Net loss	$(56,779)	$(24,866)	$(152,458)	$(45,370)
Add (deduct):
Stock-based compensation expense, including common stock warrant expense	3,684	5,088	19,346	20,026
Depreciation and amortization expense	5,789	4,511	21,058	15,754
Impairment expense	27,392	3,286	27,392	3,286
Restructuring expense	1,243	35	6,757	782
Loss from sales of businesses	415	—	2,761	—
Other expense (income)	138	254	(4,076)	(19)
Interest (income) expense	(1,115)	(126)	436	(139)
Income tax provision (benefit)	(297)	(725)	334	1,227
Adjusted EBITDA	$(19,530)	$(12,543)	$(78,450)	$(60,437)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Net revenue	$71,990	$84,178	$254,065	$297,766

Net loss	$(56,779)	$(24,866)	$(152,458)	$(101,354)
Net loss margin	(78.9)%	(29.5)%	(60.0)%	(34.0)%

Adjusted EBITDA	$(19,530)	$(12,543)	$(78,450)	$(60,437)
Adjusted EBITDA margin	(27.1)%	(14.9)%	(30.9)%	(20.3)%

Allbirds, Inc.
Net Revenue and Store Count by Primary Geographical Market
(in thousands, except for store count)
(unaudited)

	Net Revenue by Primary Geographical Market
	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
United States	$55,800	$65,586	$191,054	$229,814
International	16,190	18,592	63,011	67,952
Total net revenue	$71,990	$84,178	$254,065	$297,766

	Store Count by Primary Geographical Market
	December 31, 2021	March 31, 2022	June 30, 2022	September 30, 2022	December 31, 2022	March 31, 2023	June 30, 2023	September 30, 2023	December 31, 2023
United States	23	27	32	38	42	42	44	45	45
International[1]	12	12	14	13	16	17	18	15	15
Total stores	35	39	46	51	58	59	62	60	60

END OF RELEASE
1 In the third quarter of 2022, we opened two new international stores and had three store leases expire, resulting in a net reduction of one lease. In the third quarter of 2023, we transitioned the operations of two stores in Canada and one store in South Korea to unrelated third-party distributors, resulting in a reduction of three international stores.